GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBER AND OFFICER CHANGES
AND DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, August 17, 2015 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors elected Elizabeth W. “Betsy” Camp, as a new independent Director of the Company. Ms. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer of Camp Oil Company for 16 years, tax accountant with a major accounting firm and attorney in law firms in Atlanta and Washington, D.C. Ms. Camp also serves on the board of Synovus Financial Corporation.

The Company also announced today the election of two corporate officers. Robert L. Swann was named Vice President — Internal Audit, Compliance and Risk, and Christopher T. Galla was named Vice President and Assistant Corporate Counsel. Previously, Mr. Swann was Assistant Vice President - Internal Audit and Compliance, and has served the Company in a variety of audit, accounting and finance roles in his 10 year career with Genuine Parts. Mr. Galla has served as both associate and senior counsel in his 10 years with the Company, and most recently was Assistant Vice President and Senior Counsel.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, stated, “We are pleased to welcome Ms. Camp as our newest director. Betsy’s extensive business background as an executive officer, as well as her financial and legal acumen, makes her a valuable addition to our board. She is a talented executive and we look forward to her future contributions as a director of the Company.”

Mr. Gallagher, added, “Both Robert and Chris are excellent professionals and well deserving of their promotions. They bring valuable experience and expertise to their expanded leadership roles and we know they will do an outstanding job in their new positions.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of sixty-one and one-half cents ($.615) per share on the Company’s common stock.

The dividend is payable October 1, 2015 to shareholders of record September 4, 2015.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2014 revenues of $15.3 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628